As filed with the Securities and Exchange Commission on July 17, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BHP Billiton Limited

(Exact Name of Registrant as Specified in Its Charter)

Victoria, Australia	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

180 Lonsdale Street

Melbourne, Victoria 3000, Australia

Tel. No.: 011-61-3-9609-3333

(Address of Principal Executive Offices) (Zip Code)

The BHP Billiton Ltd Executive Incentive Plan

Group Short Term Incentive Plan

(Full Title of the Plan)

Earl K. Moore

1360 Post Oak Boulevard

Suite 150

Houston, Texas 77056

(Name and Address of Agent For Service)

713-961-8414

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mark J. Leemen

Skadden, Arps, Slate, Meagher & Flom

Level 13, 131 Macquarie Street

Sydney, New South Wales 2000,

Australia

Tel. No.:011-61-2-9253-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares	5,000,000	$25.14	$125,740,075	$7,016.29

(1)	Pursuant to Rule 457(h), the average of the high and low prices of the Ordinary Shares as reported on the Australian Stock Exchange Limited on July 13, 2009 translated into United States dollars at the rate of A$1.00 = US$0.7745.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the U.S. Securities Act of 1933 (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

This registration statement incorporates by reference the documents listed below that the registrant has previously filed with the Commission. They contain important information about the registrant and its financial condition:

•	the Annual Report on Form 20-F of BHP Billiton Limited and BHP Billiton Plc for the fiscal year ended June 30, 2008;

•	all other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) since June 30, 2008; and

•

the description of the registrant’s ordinary shares contained in its registration statement on Form 20-F filed pursuant to Section 12 of the Exchange Act and any amendment or report filed with the Commission for the purpose of updating the description.

All reports and other documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers

Except as set forth below, there is no provision in any contract, arrangement or statute under which any director or officer of BHB Billiton Limited is insured or indemnified in any manner against any liability which he/she may incur in this capacity as such.

Constitution

The Constitution of BHP Billiton Limited requires BHP Billiton Limited to indemnify, to the extent permitted by law, its directors, secretaries and executive officers against liabilities incurred in or arising out of the conduct of the business of BHP Billiton Limited or the discharge of duties.

In accordance with this requirement, BHP Billiton Limited has entered into Deeds of Indemnity, Access and Insurance (Deeds of Indemnity) with each of its Directors.

BHP Billiton has a policy that it will, as a general rule, support and hold harmless and employee who, while acting in good faith, incurs personal liability to others as a result of working for BHP Billiton. In addition, where a person chairs a Customer Sector Group Risk and Audit Committee, and that person is not already indemnified as an officer or a Director, a policy is in place to indemnify that chairperson in the same manner as BHP Billiton’s officers are indemnified. This policy has been approved by the BHP Billiton board of directors.

BHP Billiton has insured against amounts that it may be liable to pay to directors, company secretaries or certain employees pursuant to the Constitution of BHP Billiton Limited or that BHP Billiton otherwise agrees to pay by way of indemnity. BHP Billiton has paid premiums for this “Directors and Officers” insurance. The insurance policy also insures directors, company secretaries and some employees against certain liabilities (including legal costs) they may incur in carrying out their duties for BHP Billiton.

There are certain provisions of the Australian Corporations Act that restrict BHP Billiton Limited from indemnifying directors, secretaries and executive officers in certain circumstances. These are described below.

Australian Corporations Act

Section 199A(1) of the Corporations Act 2001 (Commonwealth) (the “Corporations Act”) provides that a company or a related body corporate must not exempt a person from a liability to the company incurred as an officer of the company.

Section 199A(2) of the Corporations Act provides that a company or a related body corporate must not indemnify a person against any of the following liabilities incurred as an officer of the company:

•	a liability owed to the company or a related body corporate;

•	a liability for a pecuniary penalty order or compensation order under specified provisions of the Corporations Act; or

•	a liability that is owed to someone other than the company or a related body corporate and did not arise out of conduct in good faith.

Section 199A(2) does not apply to a liability for legal costs.

Section 199A(3) provides that a company or a related body corporate must not indemnify a person against legal costs incurred in defending an action for a liability incurred as an officer of the company if the costs are incurred:

•	in defending or resisting proceedings in which the person is found to have a liability for which they could not be indemnified under Section 199A(2); or

•	in defending or resisting criminal proceedings in which the person is found guilty; or

•

in defending or resisting proceedings brought by the Australian Securities and Investments Commission (ASIC) or a liquidator for a court order if the grounds for making the order are found by the court to have been established (this does not apply to costs incurred in responding to actions taken by ASIC or a liquidator as part of an investigation before commencing proceedings for the court order); or

•	in connection with proceedings for relief to the person under the Corporations Act in which the court denies the relief.

Section 199B of the Corporations Act provides that a company or a related body corporate must not pay, or agree to pay, a premium for a contract insuring a person who is or has been an officer of the company against a liability (other than one for legal costs) arising out of:

•	conduct involving a wilful breach of duty in relation to the company; or

•	a contravention of the officer’s duties under the Corporations Act not to improperly use their position or make improper use of information obtained as an officer.

For the purpose of Sections 199A and 199B, an “officer” of a company includes:

•	a director or secretary;

•	a person who makes, or participates in making, decisions that affect the whole, or a substantial part, of the business of the company;

•	a person who has the capacity to significantly affect the company’s financial standing; and

•	a person in accordance with whose instructions or wishes the directors of the company are accustomed to act.

Insurance

The directors and officers of BHP Billiton Limited and its duly authorized United States representative are insured against certain liabilities, including certain insured liabilities under United States securities laws, which they may incur in their capacity as such under a liability insurance policy carried by the BHP Billiton Group.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits.

The documents listed hereunder are filed as exhibits hereto.

Exhibit Number	Exhibit Description
4	Constitution of BHP Billiton Limited, incorporated by reference to Exhibit 1.1 of BHP Billiton Limited’s Annual Report on Form 20-F for the financial year ended June 30, 2008.

23	Consent of KPMG and KPMG Audit Plc

24	Power of Attorney (included in the signature page of the Registration Statement)

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melbourne, Australia, on July 17, 2009.

BHP BILLITON LIMITED

By:	/S/ JANE MCALOON
Name:	Jane McAloon
Title:	Company Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints each Director (other than, in the case of the Directors, himself or herself), Nigel Chadwick, Jane McAloon and Fiona Smith, and each of them severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any Registration Statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated below on July 17, 2009:

Signature	Title

/S/ DON R. ARGUS	Chairman
Don R. Argus

/S/ MARIUS KLOPPERS	Director and Principal Executive Officer
Marius Kloppers

/S/ PAUL ANDERSON	Director
Paul Anderson

/S/ ALAN BOECKMANN	Director
Alan Boeckmann

/S/ JOHN BUCHANAN	Director
John Buchanan

/S/ CARLOS CORDEIRO	Director
Carlos Cordeiro

/S/ DAVID CRAWFORD	Director
David Crawford

/S/ GAIL DE PLANQUE	Director
Gail de Planque

Signature	Title

/s/ DAVID JENKINS	Director
David Jenkins

/s/ DAVID MORGAN	Director
David Morgan

/s/ JACQUES NASSER	Director
Jacques Nasser

/s/ KEITH RUMBLE	Director
Keith Rumble

/s/ JOHN SCHUBERT	Director
John Schubert

/s/ WAYNE MURDY	Director
Wayne Murdy

/s/ ALEX VANSELOW	Principal Financial Officer
Alexandre Vanselow

/s/ NIGEL CHADWICK	Principal Accounting Officer/Controller
Nigel Chadwick

/s/ EARL K. MOORE	Authorized Representative in the United States
Earl K. Moore

EXHIBIT INDEX

Exhibit Number	Exhibit Description
4	Constitution of BHP Billiton Limited, incorporated by reference to Exhibit 1.1 of BHP Billiton Limited’s Annual Report on Form 20-F for the financial year ended June 30, 2008.

23	Consent of KPMG and KPMG Audit Plc

24	Power of Attorney (included in the signature page of the Registration Statement)